Exhibit 99.1

Gentherm Reports 2021 Fourth Quarter and Full Year Results

Increased Net Income 57% in Full Year 2021 Despite Continued Challenging Environment

Record Annual Automotive Revenue, Adjusted EBITDA, Cash Flow from Operations and Free Cash Flow

Establishes 2022 Guidance

NORTHVILLE, Michigan, February 17, 2022 /Global Newswire/ -- Gentherm (NASDAQ:THRM), a global market leader and developer of innovative thermal management technologies, today announced its financial results for the fourth quarter and full year ended December 31, 2021.

Fourth Quarter 2021 Highlights

•	Product revenues of $248.2 million decreased 14.1% from $288.9 million in the 2020 fourth quarter. Excluding the impact of foreign currency translation, product revenues decreased 13.0% year over year
•	Automotive revenues decreased 15.1% year over year; excluding the impact of foreign currency translation, decreased 14.1% year over year
•	GAAP diluted earnings per share was $0.60 as compared with earnings per share of $1.02 for the prior-year period
•	Adjusted diluted earnings per share (see table herein) was $0.61. Adjusted diluted earnings per share in the prior-year period was $1.16
•	Secured new automotive business awards totaling approximately $540 million
•	Repurchased $20 million of the Company’s stock

Full Year 2021 Highlights

•	Product revenues of $1,046.2 million increased 14.6% from $913.1 million in 2020. Excluding the impact of foreign currency translation, product revenues increased 12.2% year over year
•	Automotive revenues increased 15.5% year over year; excluding the impact of foreign currency translation, increased 13.0% year over year
•	GAAP diluted earnings per share was $2.79 as compared with $1.81 for the prior-year period
•	Adjusted diluted earnings per share (see table herein) was $3.01. Adjusted diluted earnings per share in the prior year was $2.29
•	Secured new automotive business awards totaling $1.6 billion

“I am pleased with the continued strong execution by the Gentherm team, especially in light of the significant and ongoing headwinds in the global supply chain. In Automotive, we secured $1.6 billion of new awards from automakers around the world in 2021 and outperformed light vehicle production in our key markets by 13 percentage points for the year, achieving the highest Automotive revenue in the history of the company. In Medical, we returned to double-digit revenue growth in the fourth quarter primarily as a result of strong demand for Blanketrol®,” said Phil Eyler, Gentherm’s President and Chief Executive Officer.

“More importantly, we delivered record adjusted EBITDA, cash flow from operations and free cash flow in 2021. While supply disruptions will remain challenging in the near term, the momentum in new awards, expanding demand for our new technologies, especially in the EV market, along with our continued focus on innovation and execution position us well to deliver significant long-term shareholder value.”

2021 Fourth Quarter Financial Review

Product revenues of $248.2 million decreased $40.7 million, or 14.1%, in the fourth quarter of 2021 compared with the prior-year period. Excluding the impact of foreign currency translation, product revenues decreased 13.0% year over year.

Automotive revenue decreased 15.1% year over year. Revenue decreased in all product categories with the exception of Battery Performance Solutions and Other Automotive. Adjusting for foreign currency translation, organic Automotive revenue decreased 14.1% year over year. According to IHS Markit's mid-February 2022 report for the fourth quarter of 2021, actual light vehicle production decreased by 12.0% compared to the fourth quarter of 2020 in the Company’s key markets of North America, Europe, China, Japan and Korea.

Gentherm Medical revenue increased 16.7% year over year, primarily as a result of higher Blanketrol® sales globally.

See the “Revenues by Product Category” table included below for additional detail.

Gross margin rate declined to 27.1% in the current-year period versus 32.1% in the prior-year period, primarily as a result of the negative impact from industry-wide supply chain disruptions, annual customer price reductions, lower Automotive revenue as well as unfavorable foreign currency translation. These were partially offset by cost recoveries from customers and supplier cost reductions.

Net research and development expenses of $18.8 million in the 2021 fourth quarter increased $1.9 million, or 11.4% over the prior-year period, as the company increased investments in ClimateSenseTM and Battery Performance Solutions and had lower R&D reimbursements.

Selling, general and administrative expenses of $26.5 million in the 2021 fourth quarter decreased $5.1 million, or 16.2%, versus the prior-year period. The year-over-year decrease was primarily driven by lower stock compensation costs.

Restructuring expenses of $0.2 million in the current-year period were $2.1 million lower than the prior-year period.

As described more fully in the “Reconciliation of Net Income to Adjusted EBITDA” table included below, the Company recorded Adjusted EBITDA of $30.9 million in the 2021 fourth quarter compared with $57.0 million in the prior-year period, a decrease of $26.0 million or 45.7%.

Income tax expense in the 2021 fourth quarter was $2.5 million, as compared with $6.7 million in the prior-year period. The effective tax rate was 10.9% for the current-year quarter. This rate differed from the Federal statutory rate of 21%, primary due to the cumulative impact from several discrete items as well as lower taxes on foreign earnings.

GAAP diluted earnings per share for the fourth quarter of 2021 was $0.60 compared with $1.02 for the prior-year period. Adjusted diluted earnings per share, excluding restructuring expenses, non-cash purchasing accounting impact, acquisition and divestiture expenses and unrealized currency loss (see table herein), was $0.61. Adjusted diluted earnings per share in the prior-year period was $1.16.

2021 Full Year Financial Review

For full-year 2021, the Company reported product revenues of $1,046.2 million, a 14.6% increase over the prior year. Excluding the impact of foreign currency translation, the year-over-year increase was 12.2%.

In the Automotive segment, 2021 full-year revenue was $1,004.6 million, a 15.5% increase compared to the prior year. Revenue increased in all product categories except Electronics. Adjusting for foreign currency translation, organic Automotive revenue increased 13.0% year over year. According to IHS Markit's mid-February 2022 report for full-year 2021, actual light vehicle production increased 0.3% compared to full-year 2020 in the Company’s key markets of North America, Europe, China, Japan and Korea.

The Medical segment revenue was $41.5 million for full-year 2021, a 3.7% decrease compared to the prior year. The year-over-year reduction was due to the negative impact of the COVID-19 pandemic on elective surgeries especially in the first half of 2021 as well as higher demand in the prior year to treat COVID patients.

Gross margin rate was 29.0% in 2021, a 40-basis point decrease from 2020, primarily as a result of the negative impact from industry-wide supply chain disruptions, annual customer price reductions and wage inflation. These were partially offset by higher labor productivity, cost recoveries from customers, favorable foreign currency translation and higher Automotive volume leverage.

Net research and development expenses of $75.2 million in 2021 increased 10.5% due to increased investments in ClimateSenseTM and battery performance solutions, partially offset by higher reimbursements.

Selling, general and administrative expenses of $109.6 million in 2021 increased $4.5 million, or 4.3%, versus the prior-year period. The year-over-year increase was primarily driven by higher incentive compensation and the absence of temporary COVID-19 cost reduction measures that were taken by the Company in 2020.

As described more fully in the “Reconciliation of Net Income to Adjusted EBITDA” table included below, the Company recorded Adjusted EBITDA of $157.0 million in 2021 compared with $139.9 million in the prior year, an increase of $17.0 million or 12.2%.

Income tax expense in 2021 was $20.4 million, as compared with $21.9 million in the prior year. The effective tax rate was 17.9% for 2021. This rate differed from the Federal statutory rate of 21%, primary due to the cumulative impact from tax credits and deductions related to R&D as well as favorable tax impact from stock compensation.

GAAP diluted earnings per share for full-year 2021 was $2.79, as compared with $1.81 for the prior year. Adjusted diluted earnings per share, excluding non-cash purchase accounting impact, unrealized currency loss, restructuring expenses and other impacts (see table herein), was $3.01. Adjusted diluted earnings per share in the prior year was $2.29.

Guidance

The Company is providing the following guidance for full-year 2022:

•

Product revenues between $1.12 billion and $1.22 billion, based on the current forecast of customer orders, supply chain constraints, estimated recovery of industry-wide semiconductor supply, light vehicle production in the Company’s key markets growing at a high single-digit rate in 2022 versus 2021 and current foreign exchange rates

•	Adjusted EBITDA between 14% and 16% of product revenues
•	Full-year effective tax rate between 26% and 28%
•	Capital expenditures between $50 million and $60 million

Conference Call

As previously announced, Gentherm will conduct a conference call today at 8:00 AM Eastern Time to review these results. The dial-in number for the call is 1-877-407-4018 (callers in the U.S.) or +1-201-689-8471 (callers outside this U.S.). The passcode for the live call is 13726317.

A live webcast and one-year archived replay of the call can be accessed on the Events page of the Investor section of Gentherm's website at www.gentherm.com.

A telephonic replay will be available at approximately two hours after the call until 11:59 PM Eastern Time on March 3, 2022. The replay can be accessed by dialing 1-844-512-2921 (callers in the U.S.), or +1-412-317-6671 (callers outside the U.S.). The passcode for the replay is 13726317.

Investor Relations Contact
Yijing Brentano

investors@gentherm.com
248.308.1702

Media Contact

Melissa Fischer

media@gentherm.com

248.289.9702

About Gentherm

Gentherm (NASDAQ:THRM) is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications. Automotive products include variable temperature Climate Control Seats, heated automotive interior systems (including heated seats, steering wheels, armrests and other components), battery thermal management systems, cable systems and other electronic devices. Medical products include patient temperature management systems. The Company is also developing a number of new technologies and products that will help enable improvements to existing products and to create new product applications for existing and new markets. Gentherm has more than 11,000 employees in facilities in the United States, Germany, China, Hungary, Japan, Korea, North Macedonia, Malta, Mexico, United Kingdom, Ukraine, and Vietnam. For more information, go to www.gentherm.com.

Forward-Looking Statements

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Gentherm Incorporated's goals, beliefs, plans and expectations about its prospects for the future and other future events. The forward-looking statements included in this release are made as of the date hereof or as of the date specified herein and are based on management's reasonable expectations and beliefs. Such statements are subject to a number of important assumptions, risks, uncertainties and other factors that may cause actual results or performance to differ materially from that described in or indicated by the forward-looking statements, including:

▪

the COVID-19 pandemic and its direct and indirect adverse impacts on the automobile and medical industries and global economy, which had, and are likely to continue to have, an adverse effect on, among other things, the Company’s results of operations, financial condition, cash flows, liquidity, business operations, and stock price;

▪

the current supply-constrained environment the Company is facing involving component shortages, manufacturing disruptions, logistics challenges and inflationary pressures, and any future material delays in the supply chain of the Company or the automotive original equipment manufacturers or first tier suppliers supplied by the Company;

▪	the period of sustained price increases for various material components and shipping costs currently experienced in the automotive industry, which may continue for longer than the Company expects;
▪

the impact of industry or consumer behaviors on future automotive vehicle production, including the development and use of autonomous and electric vehicles and increasing use of car- and ride-sharing and on-demand transportation as a service, as well as related regulations;

▪	borrowing availability under the Company’s revolving credit facility;
▪	the Company’s failure to be in compliance with covenants under its debt agreements, which could result in the amounts outstanding thereunder being accelerated and becoming immediately due and payable;
▪	the Company’s ability to obtain additional financing by accessing the capital markets, which may not be available on acceptable terms or at all;
▪	the macroeconomic environment, including its impact on the automotive industry, which is cyclical;
▪	any significant declines in automobile production;
▪	market acceptance of the Company’s existing or new products, and new or improved competing products developed by competitors with greater resources;
▪	shifting customer preferences, including due to the evolving use of automobiles and technology;
▪	the Company’s ability to project future sales volumes, based on which the Company manages its business;
▪	reductions in new business awards due to the macroeconomic environment, COVID-19 and related uncertainties;
▪	the Company’s ability to convert new business awards into product revenues;
▪	the loss or insolvency of any of the Company’s key customers, including due to M&A or other market consolidation of OEMs and Tier 1s;
▪	the loss of any key suppliers;
▪	the impact of price downs in the ordinary course, or additional increased pricing pressures from the Company’s customers;
▪	the feasibility of Company’s development of new products on a timely, cost effective basis, or at all;
▪	security breaches and other disruptions to the Company’s IT systems;
▪	labor shortages, wage inflation and work stoppages impacting the Company, its suppliers or customers;
▪	changes in free trade agreements or the implementation of additional tariffs, and the Company’s ability to pass-through tariff costs;
▪	unfavorable changes to currency exchange rates;

▪	the Company’s ability to protect its intellectual property in certain jurisdictions;
▪	the Company’s ability to effectively implement ongoing restructuring and other cost-savings measures or realize the full amount of estimated savings;
▪	compliance with, and increased costs related to, domestic and international regulations, including potential climate change regulations;
▪	changes in government leadership and laws, political instability and economic tensions between governments; and
▪	severe weather conditions and natural disasters and any resultant disruptions on the supply or production of goods or services or customer demands.

The foregoing risks should be read in conjunction with the Company's filings with the Securities and Exchange Commission (the “SEC”), including “Risk Factors,” in its most recent Annual Report on Form 10-K and subsequent SEC filings, for a discussion of these and other risks and uncertainties. In addition, the business outlook discussed in this release does not include the potential impact of any business combinations, acquisitions, divestitures, strategic investments and other significant transactions that may be completed after the date hereof, each of which may present material risks to the Company’s future business and financial results.

Except as required by law, the Company expressly disclaims any obligation or undertaking to update any forward-looking statements to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

GENTHERM INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Product revenues	$248,226	$288,884	$1,046,150	$913,098
Cost of sales	180,864	196,187	742,519	644,994
Gross margin	67,362	92,697	303,631	268,104
Operating expenses:
Research and development expenses	22,485	21,603	91,807	81,968
Reimbursed research and development expenses	(3,691)	(4,734)	(16,593)	(13,928)
Net research and development expenses	18,794	16,869	75,214	68,040
Selling, general and administrative expenses	26,461	31,570	109,554	105,044
Restructuring expenses	226	2,351	3,857	5,803
Total operating expenses	45,481	50,790	188,625	178,887
Operating income	21,881	41,907	115,006	89,217
Interest expense, net	(574)	(1,191)	(2,758)	(4,559)
Foreign currency gain (loss)	1,096	123	1,487	(5,439)
Other income (loss)	104	(194)	117	2,337
Earnings before income tax	22,507	40,645	113,852	81,556
Income tax expense	2,459	6,652	20,418	21,866
Net income	$20,048	$33,993	$93,434	$59,690
Basic earnings per share	$0.61	$1.04	$2.82	$1.83
Diluted earnings per share	$0.60	$1.02	$2.79	$1.81
Weighted average number of shares – basic	33,119	32,765	33,086	32,666
Weighted average number of shares – diluted	33,569	33,278	33,510	33,028

GENTHERM INCORPORATED

REVENUE BY PRODUCT CATEGORY AND RECONCILIATION OF FOREIGN CURRENCY TRANSLATION IMPACT

(Unaudited, in thousands)

	Three Months Ended December 31,			Year Ended December 31,
	2021	2020	% Change	2021	2020	% Change
Climate Control Seat (CCS)	$96,423	$113,085	(14.7)%	$393,816	$342,550	15.0%
Seat Heaters	61,953	78,320	(20.9)%	270,054	249,665	8.2%
Steering Wheel Heaters	22,357	26,551	(15.8)%	102,496	76,272	34.4%
Automotive Cables	17,428	23,107	(24.6)%	84,114	73,997	13.7%
Battery Performance Solutions (BPS)	17,329	17,083	1.4%	69,594	50,901	36.7%
Electronics	10,324	14,911	(30.8)%	51,648	53,238	(3.0)%
Other Automotive	11,316	6,319	79.1%	32,911	23,375	40.8%
Subtotal Automotive segment	237,130	279,376	(15.1)%	1,004,633	869,998	15.5%
Medical Segment	11,096	9,508	16.7%	41,517	43,100	(3.7)%
Total Company	$248,226	$288,884	(14.1)%	$1,046,150	$913,098	14.6%

Foreign currency translation impact	(2,978)			21,846
Total Company, excluding foreign currency translation impact	$251,204	$288,884	(13.0)%	$1,024,304	$913,098	12.2%

GENTHERM INCORPORATED

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net income	$20,048	$33,993	$93,434	$59,690
Add back:
Income tax expense	2,459	6,652	20,418	21,866
Interest expense, net	574	1,191	2,758	4,559
Depreciation and amortization	9,261	10,177	38,443	40,306
Adjustments:
Restructuring expense	226	2,351	3,857	5,803
Acquisition and divestiture expenses	155	1,424	1,178	2,032
Unrealized currency (gain) loss	(1,791)	1,170	(3,136)	7,661
Gain on sale of patents	—	—	—	(1,978)
Adjusted EBITDA	$30,932	$56,958	$156,952	$139,939

Use of Non-GAAP Financial Measures

In addition to the results reported in accordance with GAAP throughout this release, the Company has provided here or elsewhere information regarding, Adjusted Operating Expense, adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), Adjusted EBITDA margin, adjusted earnings per share (“Adjusted earnings per share” or “Adjusted EPS”), free cash flow, Net Debt and Revenue excluding the impact of foreign currency translation, each a non-GAAP financial measure. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, deferred financing cost amortization, and other gains and losses not reflective of the Company’s ongoing operations and related tax effects including transaction expenses, debt retirement expenses, impairment of assets held for sale, gain or loss on sale of business, restructuring expense, unrealized currency gain or loss and unrealized revaluation of derivatives. The Company defines Adjusted EBITDA margin as Adjusted EBITDA divided by product revenues. The Company defines Adjusted EPS as earnings adjusted by gains and losses not reflective of the Company’s ongoing operations and related tax effects including transaction expenses, debt retirement expenses, impairment of assets held for sale, gain or loss on sale of business, restructuring expense, unrealized currency gain or loss and unrealized revaluation of derivatives. The Company defines Free Cash Flow as Net cash provided by operating activities less Purchases of property and equipment. The Company defines Net Debt as the principal amount of all Consolidated Funded Indebtedness (as defined in the Credit Agreement) less cash and cash equivalents. The Company defines Revenue excluding the impact of foreign currency translation as revenue, less the estimated effects of foreign currency exchange on revenue by translating actual revenue using the prior period foreign currency exchange rates.

The Company’s reconciliations are included in this release or can be found in the supplemental materials furnished as Exhibit 99.2 to the Company’s Form 8-K dated February 17, 2022.

In evaluating its business, the Company considers and uses Free Cash Flow and Net Debt as supplemental measures of its liquidity and the other non-GAAP financial measures as supplemental measures of its operating performance. Management provides such non-GAAP financial measures so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company's performance on a period-over-period basis by excluding matters not indicative of the Company’s ongoing operating or liquidity results. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur revenues, expenses, and cash and non-cash obligations that are the same as or similar to some of the adjustments in our presentation of non-GAAP financial measures. Our presentation of non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. There also can be no assurance that we will not modify the presentation of our non-GAAP financial measures in the future, and any such modification may be material. Other companies in our industry may define and calculate these non-GAAP financial measures differently than we do and those calculations may not be comparable to our metrics. These non-GAAP measures have limitations as analytical tools, and when assessing the Company's operating performance or liquidity, investors should not consider these non-GAAP measures in isolation, or as a substitute for net income, revenue or other consolidated income statement or cash flow statement data prepared in accordance with GAAP.

Non-GAAP measures referenced in this release and other public communications may include estimates of future Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EPS. Such forward-looking non-GAAP measures may differ significantly from the corresponding GAAP measures, due to depreciation and amortization, tax expense, and/or interest expense, some or all of which management has not quantified for the future periods.

GENTHERM INCORPORATED

ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net income	$20,048	$33,993	$93,434	$59,690
Restructuring expenses	226	2,351	3,857	5,803
Unrealized currency (gain) loss	(1,791)	1,170	(3,136)	7,661
Acquisition and divestiture expenses	155	1,424	1,178	2,032
Non-cash purchase accounting impact	2,085	2,300	8,326	8,843
Gain on sale of patents	—	—	—	(1,978)
Tax effect of above	(339)	(2,733)	(2,896)	(6,497)
Adjusted net income	$20,384	$38,505	$100,763	$75,554

Weighted average shares outstanding (in thousands):
Basic	33,119	32,765	33,086	32,666
Diluted	33,569	33,278	33,510	33,028

Earnings per share, as reported:
Basic	$0.61	$1.04	$2.82	$1.83
Diluted	$0.60	$1.02	$2.79	$1.81
Adjusted earnings per share:
Basic	$0.62	$1.18	$3.05	$2.31
Diluted	$0.61	$1.16	$3.01	$2.29

GENTHERM INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	December 31,
	2021	2020
ASSETS
Current Assets:
Cash and cash equivalents	$190,606	$268,345
Accounts receivable, net	182,987	211,672
Inventory, net	159,477	122,401
Other current assets	32,775	41,188
Total current assets	565,845	643,606
Property and equipment, net	155,270	152,581
Goodwill	66,033	68,024
Other intangible assets, net	37,554	46,421
Operating lease right-of-use assets	24,387	30,642
Deferred income tax assets	69,630	73,912
Other non-current assets	16,624	7,653
Total assets	$935,343	$1,022,839
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$122,727	$116,043
Current lease liabilities	5,669	6,032
Current maturities of long-term debt	2,500	2,500
Other current liabilities	82,193	81,409
Total current liabilities	213,089	205,984
Long-term debt, less current maturities	36,250	189,934
Non-current lease liabilities	19,789	24,233
Pension benefit obligation	6,832	8,163
Other non-current liabilities	5,577	8,194
Total liabilities	$281,537	$436,508
Shareholders’ equity:
Common Stock:
No par value; 55,000,000 shares authorized 33,008,185 and 32,921,341 issued and outstanding at December 31, 2021 and December 31, 2020, respectively	118,646	121,073
Paid-in capital	5,866	7,458
Accumulated other comprehensive loss	(36,922)	(14,982)
Accumulated earnings	566,216	472,782
Total shareholders’ equity	653,806	586,331
Total liabilities and shareholders’ equity	$935,343	$1,022,839

GENTHERM INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended December 31,
	2021	2020
Operating Activities:
Net income	$93,434	$59,690
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	38,780	41,114
Deferred income taxes	(150)	849
Non-cash stock based compensation	14,530	8,829
Loss on disposition of property and equipment	973	683
Gain on sale of patents	—	(1,978)
Other	(271)	(748)
Changes in assets and liabilities:
Accounts receivable, net	25,099	(46,742)
Inventory	(39,873)	(814)
Other assets	10,307	(11,997)
Accounts payable	8,166	29,960
Other liabilities	(7,919)	31,849
Net cash provided by operating activities	143,076	110,695
Investing Activities:
Purchases of property and equipment	(38,468)	(17,219)
Cost of technology investments	(7,557)	—
Proceeds from the sale of patents and property and equipment	22	2,140
Acquisition of business	(2,827)	—
Acquisition of intangible assets	—	(3,141)
Net cash used in investing activities	(48,830)	(18,220)
Financing Activities:
Borrowing of debt	—	201,194
Repayments of debt	(153,243)	(91,439)
Cash paid for the repurchase of Common Stock	(20,000)	(9,092)
Proceeds from the exercise of Common Stock options	8,279	16,552
Cash paid for the cancellation of restricted stock	(4,108)	(1,117)
Acquisition contingent consideration payment	(69)	(618)
Net cash (used in) provided by financing activities	(169,141)	115,480
Foreign currency effect	(2,844)	7,442
Net (decrease) increase in cash, cash equivalents and restricted cash	(77,739)	215,397
Cash, cash equivalents and restricted cash at beginning of period	268,345	52,948
Cash, cash equivalents and restricted cash at end of period	$190,606	$268,345